Exhibit 99.1

KFORCE REPORTS SECOND QUARTER 2024 REVENUE OF $356.3 MILLION AND EPS OF $0.75

TAMPA, FL, July 29, 2024 — Kforce Inc. (NYSE: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the second quarter of 2024.
Joseph J. Liberatore, President and Chief Executive Officer, said, "We are pleased with our second quarter performance, including the sequential growth in our Technology business. Operating trends over the first half of 2024 and discussions with our clients indicate to us that the current operating environment continues to be more stable and constructive than it was throughout most of 2023. Against this backdrop, demand for technology resources and the desire for our clients to initiate new projects has remained stable over the last three quarters."
Mr. Liberatore continued, "While all economic cycles behave a bit differently, what remains clear to us is that the broad and strategic uses of technology, including the early-stage technology revolution associated with AI, will continue to evolve, and should play an increasingly instrumental role in powering businesses. Over the long term, we believe that AI and other innovative technologies will follow the historic pattern of ultimately driving demand for, rather than replacing, technology resources, and that the pace of change will continue to accelerate. Our decision to grow our business organically with a consistent, refined business model has been critical to our success over many years, and we remain confident that our Firm is positioned well for improving market conditions. I am tremendously proud of our team’s efforts as they continue to execute with incredible resilience and passion to serve our clients, candidates, and consultants cohesively as one Kforce while also meaningfully advancing our strategic enterprise priorities. I remain confident and excited about the future of Kforce."
Quarterly Financial Highlights
•Revenue for the quarter ended June 30, 2024 was $356.3 million compared to $389.2 million for the quarter ended June 30, 2023, an increase of 1.3% sequentially and a decrease of 8.4% year-over-year.
•Technology Flex revenue increased 1.7% sequentially and decreased 6.4% year-over-year. FA Flex revenue decreased 5.7% sequentially and 23.1% year-over-year.
•Gross profit margins of 27.8% increased 70 basis points sequentially and decreased 50 basis points year-over-year. Flex gross profit margins of 26.2% increased 60 basis points sequentially and decreased 10 basis points year-over-year.
•SG&A expenses as a percentage of revenue was 21.8% for the quarter ended June 30, 2024, which decreased 40 basis points sequentially and increased 50 basis points year-over-year.
•Operating margins were 5.5% for the quarter ended June 30, 2024, which increased 100 basis points sequentially and decreased 120 basis points year-over-year.
•Diluted earnings per share for the quarter ended June 30, 2024 were $0.75, a decrease of 21.1% year-over-year.
•We returned $15.4 million in capital to our shareholders in the form of open market repurchases and quarterly dividends during the second quarter of 2024.
•Our Board of Directors approved a third quarter cash dividend of $0.38 per share to shareholders of record as of the close of business on September 13, 2024, which will be payable on September 27, 2024.

Third Quarter 2024 - Guidance
Looking forward to the third quarter of 2024, there will be 64 billing days, compared to 64 billing days in the second quarter of 2024 and 63 billing days in the third quarter of 2023. Current estimates for the third quarter of 2024 are:
•Revenue of $347 million to $355 million
•Earnings per share of $0.65 to $0.73
•Gross profit margin of 27.5% to 27.7%
•Flex gross profit margin of 26.0% to 26.2%
•SG&A expenses as a percent of revenue of 21.9% to 22.1%
•Operating margin of 5.0% to 5.4%
•WASO of 18.7 million
•Effective tax rate of 26.8%
Conference Call
On Monday, July 29, 2024, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (800) 715-9871 and the conference passcode is "Kforce." The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the News and Events section. The replay of the call can be accessed at http://investor.kforce.com.
About Kforce Inc.
Kforce Inc. (the "Firm") is a solutions firm specializing in technology and other professional staffing services. Each year, we provide career opportunities for approximately 20,000 highly skilled professionals on a temporary, consulting or direct-hire basis. These professionals work with approximately 2,500 clients, including a significant majority of the Fortune 500, helping them conquer challenges and meet their digital transformation goals. Together, we reimagine how business gets done. For more than 60 years, we have achieved our clients’ objectives by combining a KNOWLEDGEforce®—our namesake—with flexibility and an unmatched drive for excellence.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

Cautionary Note Regarding Forward-Looking Statements
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding the evolution and increasingly instrumental role of technology in driving businesses, demand drivers of technology spend, the acceleration of technological change, the Firm’s confidence in being well positioned for improving market conditions, and the Firm's guidance for the third quarter of 2024. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions; growth rate in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; changes in client demand or our ability to adapt to such changes; a constraint in the supply of consultants and candidates or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in business or service mix; the ability of the Firm to repurchase shares; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays, termination or the failure to obtain new assignments or contracts, or funding under contracts; ability to comply with our obligations in a remote work environment; continued performance and security of, and improvements to, our enterprise information systems; impacts of actual or potential litigation or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ended December 31, 2023, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Revenue	$356,318	$351,889	$389,190
Direct costs	257,345	256,639	278,924
Gross profit	98,973	95,250	110,266
Selling, general and administrative expenses	77,718	78,190	82,993
Depreciation and amortization	1,555	1,333	1,340
Income from operations	19,700	15,727	25,933
Other expense, net	504	656	313
Income from operations, before income taxes	19,196	15,071	25,620
Income tax expense	5,039	4,084	7,046
Net income	$14,157	$10,987	$18,574

Earnings per share – diluted	$0.75	$0.58	$0.95

Weighted average shares outstanding – diluted	18,886	18,932	19,611
Adjusted EBITDA	$24,753	$20,560	$31,582

Billing days	64	64	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$110	$119
Trade receivables, net of allowances	230,714	233,428
Prepaid expenses and other current assets	8,310	10,912
Total current assets	239,134	244,459
Fixed assets, net	8,526	9,418
Other assets, net	85,386	75,924
Deferred tax assets, net	4,599	3,138
Goodwill	25,040	25,040
Total assets	$362,685	$357,979
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$58,359	$64,795
Accrued payroll costs	39,589	33,968
Current portion of operating lease liabilities	3,384	3,589
Income taxes payable	1,499	623
Total current liabilities	102,831	102,975
Long-term debt – credit facility	36,700	41,600
Other long-term liabilities	56,534	54,324
Total liabilities	196,065	198,899
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	735	734
Additional paid-in capital	535,161	527,288
Retained earnings	535,565	525,222
Treasury stock, at cost	(904,841)	(894,164)
Total stockholders’ equity	166,620	159,080
Total liabilities and stockholders’ equity	$362,685	$357,979

Kforce Inc.
Key Statistics
(Unaudited)

	Q2 2024	Q1 2024	Q2 2023
Total Firm
Total Revenue (000’s)	$356,318	$351,889	$389,190
GP %	27.8%	27.1%	28.3%
Flex revenue (000’s)	$348,784	$344,724	$378,470
Hours (000's)	4,057	4,067	4,462
Flex GP %	26.2%	25.6%	26.3%
Direct Hire revenue (000’s)	$7,534	$7,165	$10,720
Placements	374	349	535
Average fee	$20,161	$20,506	$20,067
Billing days	64	64	64
Technology
Total Revenue (000’s)	$327,874	$322,084	$352,025
GP %	26.8%	26.1%	27.1%
Flex revenue (000’s)	$324,064	$318,514	$346,326
Hours (000’s)	3,575	3,555	3,829
Flex GP %	25.9%	25.3%	25.9%
Direct Hire revenue (000’s)	$3,810	$3,570	$5,699
Placements	186	168	268
Average fee	$20,441	$21,276	$21,305
Finance and Accounting
Total Revenue (000’s)	$28,444	$29,805	$37,165
GP %	38.9%	37.6%	39.8%
Flex revenue (000’s)	$24,720	$26,210	$32,144
Hours (000’s)	482	512	633
Flex GP %	29.7%	29.1%	30.4%
Direct Hire revenue (000’s)	$3,724	$3,595	$5,021
Placements	188	181	267
Average fee	$19,883	$19,794	$18,824

Kforce Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. Our non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. We view these non-GAAP financial measures as supplemental, which are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Revenue Growth Rates
“Revenue growth rates,” a non-GAAP financial measure, is defined by Kforce as revenue growth after removing the impacts on reported revenues from the changes in the number of billing days. Management believes this data is particularly useful because it aids in evaluating revenue trends over time. The impact of billing days is calculated by dividing each comparative period’s reported revenues by the number of billing days for the respective period to arrive at a per billing day amount for each quarter. Growth rates are then calculated using the per billing day amounts as a percentage change compared to the respective period. Management calculates the number of billing days for each reporting period based on the number of holidays and business days in the quarter.

	Sequential Growth Rates (As Reported)
	2024		2023
	Q2	Q1	Q4	Q3	Q2
Technology Flex	1.7%	(2.3)%	(2.5)%	(3.5)%	(3.7)%
FA Flex	(5.7)%	(11.5)%	(1.0)%	(7.0)%	(10.7)%
Total Flex revenue	1.2%	(3.1)%	(2.3)%	(3.8)%	(4.3)%

	Sequential Growth Rates (As Adjusted)
	2024		2023
	Q2	Q1	Q4	Q3	Q2
Billing Days	64	64	61	63	64
Technology Flex	1.7%	(6.9)%	0.7%	(2.0)%	(3.7)%
FA Flex	(5.7)%	(15.7)%	2.3%	(5.5)%	(10.7)%
Total Flex revenue	1.2%	(7.6)%	0.9%	(2.3)%	(4.3)%

	Year-Over-Year Growth Rates (As Reported)
	2024			2023
	YTD	Q2	Q1	Q4	Q3	Q2
Technology Flex	(9.0)%	(6.4)%	(11.4)%	(11.1)%	(12.5)%	(7.8)%
FA Flex	(25.3)%	(23.1)%	(27.2)%	(28.0)%	(26.9)%	(27.3)%
Total Flex revenue	(10.4)%	(7.8)%	(12.8)%	(12.8)%	(13.9)%	(9.8)%

	Year-Over-Year Growth Rates (As Adjusted)
	2024			2023
	YTD	Q2	Q1	Q4	Q3	Q2
Billing Days	128	64	64	61	63	64
Technology Flex	(9.0)%	(6.4)%	(11.4)%	(11.1)%	(11.1)%	(7.8)%
FA Flex	(25.3)%	(23.1)%	(27.2)%	(28.0)%	(25.7)%	(27.3)%
Total Flex revenue	(10.4)%	(7.8)%	(12.8)%	(12.8)%	(12.5)%	(9.8)%

Free Cash Flow
“Free Cash Flow,” a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, repurchasing common stock, paying dividends or making acquisitions. Free Cash Flow is limited, however, because it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to (but not a replacement of) our unaudited condensed consolidated statements of cash flows.

	Six Months Ended June 30,
(in thousands)	2024	2023
Net cash provided by operating activities	$34,105	$40,431
Capital expenditures	(4,979)	(4,950)
Free cash flow	29,126	35,481
Change in debt	(4,900)	(1,000)
Repurchases of common stock	(11,229)	(24,614)
Cash dividends	(14,229)	(13,947)
Proceeds from company-owned life insurance	2,377	—
Premiums paid for company-owned life insurance	(1,150)	(193)
Proceeds from the sale of our joint venture interest	—	5,059
Note receivable issued to our joint venture	—	(750)
Other	(4)	(10)
Change in cash and cash equivalents	$(9)	$26

Adjusted EBITDA
“Adjusted EBITDA,” a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization, stock-based compensation expense, interest expense, net and income tax expense. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations, and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows, or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation expense in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our shareholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.

	Three Months Ended
(in thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Net income	$14,157	$10,987	$18,574
Depreciation and amortization	1,555	1,333	1,340
Stock-based compensation expense	3,498	3,501	4,309
Interest expense, net	504	655	313
Income tax expense	5,039	4,084	7,046
Adjusted EBITDA	$24,753	$20,560	$31,582